SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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ADURO BIOTECH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ADURO BIOTECH, INC.

626 Bancroft Way, 3C

Berkeley, CA 94710

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Aduro Biotech, Inc., a Delaware corporation (the “Company”).  The meeting will be held on Thursday, June 9, 2016 at 8:30 a.m. local time at 626 Bancroft Way, 3C, Berkeley, CA 94710 for the following purposes:

1.

To elect the three nominees for director named herein to serve as Class I directors to hold office until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.
3.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 18, 2016.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on
Thursday, June 9, 2016 at 8:30 a.m. local time at 626 Bancroft Way, 3C, Berkeley, CA 94710.
The proxy statement and annual report to stockholders
are available electronically at www.proxyvote.com.

By Order of the Board of Directors

Blaine Templeman

Executive Vice President, General Counsel and Secretary

Berkeley, California

April 28, 2016

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning a proxy that we may mail to you as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ADURO BIOTECH, INC.

626 BANCROFT WAY, 3C

BERKELEY, CALIFORNIA 94710

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Aduro Biotech, Inc. (sometimes referred to as the “Company” or “Aduro”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 28, 2016 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 7, 2016.

How do I attend the annual meeting?

The meeting will be held on Thursday, June 9, 2016 at 8:30 a.m. local time at 626 Bancroft Way, 3C, Berkeley, California 94710.  Information on how to vote in person at the annual meeting is below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 18, 2016 will be entitled to vote at the annual meeting.  On this record date, there were 64,607,621 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 18, 2016 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three Class I directors; and
•	Ratification of selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For the ratification of selection by the Audit Committee of our Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice.  Your telephone vote must be received by 11:59 p.m., Eastern Time on June 8, 2016 to be counted.

•

To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the company number and control number from the Notice.  Your internet vote must be received by 11:59 p.m. Eastern Time on June 8, 2016 to be counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Aduro.  Simply follow the voting instructions in the Notice to ensure that your vote is counted.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, they will only be permitted to vote your shares on “routine” matters.  Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Generally, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.  Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of the selection by the Audit Committee of our Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Aduro’s Secretary at 626 Bancroft Way, 3C, Berkeley, California 94710.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2016, to Aduro’s Secretary at 626 Bancroft Way, 3C, Berkeley, California. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than February 7, 2017, and no later than March 11, 2017; provided, however, that if our 2017 annual meeting of stockholders is held before May 10, 2017, or after July 9, 2017, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to Proposal 2 and any other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.  Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

1	Election of Directors	Nominees receiving the most “For” votes	Not applicable	None

2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote “For” the election of all three nominees for director in Proposal 1 and “For” Proposal 2, as further described in this proxy statement.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 64,607,621 shares outstanding and entitled to vote.  Thus, the holders of 32,303,811 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

Our Board of Directors is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors presently has seven members.  There are three directors in the class whose term of office expires in 2016: Stephen T. Isaacs, William M. Greenman and Stephen A. Sherwin, each of whom is a nominee for director and currently a director of the Company.  Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each of the nominees for reelection. Each of Stephanie Monaghan O’Brien, William M. Greenman, Ross Haghighat, Stephen T. Isaacs, Gerald Chan and Frank McCormick are currently directors of the Company and were elected to the Board prior to our initial public offering pursuant to the provisions of our amended and restated certificate of incorporation and a voting agreement entered into with certain of our stockholders prior to the initial public offering that terminated upon completion of our initial public offering in 2015. Stephen A. Sherwin was appointed as a member of the Board of Directors in June 2015 and was recommended for nomination to the Board of Directors by our Chief Executive Officer and our other executive officers. If elected at the annual meeting, each of these Class I nominees would serve until the 2019 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.  It is the Company’s policy to invite and encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  Accordingly, the three nominees receiving the highest number of affirmative votes will be elected.  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Aduro.  Each person nominated for election has agreed to serve if elected.  The Company’s management has no reason to believe that any nominee will be unable to serve.

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

Set forth below is certain biographical information as of April 15, 2016 for each nominee and each director whose term will continue after the Annual Meeting.

Name	Age	Director Class
Stephen T. Isaacs	67	Class I
Gerald Chan	65	Class III
William M. Greenman	49	Class I
Ross Haghighat	52	Class II
Frank McCormick, Ph.D.	65	Class II
Stephanie Monaghan O’Brien	57	Class III
Stephen A. Sherwin, M.D.	67	Class I

Nominees for Election to Class I for a Three-year Term Expiring at the 2019 Annual Meeting

Stephen T. Isaacs has served as our Chairman of the Board, President and Chief Executive Officer since 2008. Prior to Aduro, Mr. Isaacs founded Cerus Corporation, a biomedical products company commercializing the Intercept Blood Systems, in 1991. He served as President and Chief Executive Officer of Cerus from 1991 to 2004. Prior to Cerus, Mr. Isaacs founded and served as Chief Executive Officer and President of HRIS Associates and HRI Research, both biotechnology companies focusing on research and development. He held a non-teaching faculty position in the Department of Chemistry at the University of California, Berkeley from 1978 to 1986. Mr. Isaacs has published over 20 peer-reviewed scientific articles and is an inventor on over 40 issued patents. Mr. Isaacs holds a B.A. degree in Biochemistry from University of California, Berkeley, and had graduate training in organic chemistry in the Ph.D. program in the Department of Chemistry at Berkeley. Because of Mr. Isaacs’ biomedical expertise, extensive knowledge of our company and experience as founder and executive officer of biotechnology companies, we believe he is able to make valuable contributions to our Board of Directors.

William M. Greenman has served as a member of our Board of Directors since 2010. Mr. Greenman is currently the President and Chief Executive Officer of Cerus Corporation, and has held several executive and management positions with Cerus since joining the company in 1995. Prior to Cerus, he worked in various marketing and business development positions in Baxter’s Biotech Division from 1991 to 1995. Mr. Greenman holds undergraduate degrees in Biological Sciences and Economics from Stanford University. Because of his extensive experience holding executive positions and knowledge of the biomedical industry, we believe Mr. Greenman is able to make valuable contributions to our Board of Directors.

Stephen A. Sherwin, M.D. has served as a member of our Board of Directors since June 2015. Dr. Sherwin is a Clinical Professor of Medicine at the University of California, San Francisco, and a volunteer Attending Physician in the Hematology/Oncology Division of San Francisco General Hospital. Dr. Sherwin was Chief Executive Officer of Cell Genesys, Inc., a cancer immunotherapy company, from 1990 and its Chairman from 1994 until the company’s merger with BioSante Pharmaceuticals, Inc. in 2009. He was also a co-founder and Chairman of the Board of Abgenix, Inc., an antibody company, which was acquired by Amgen Inc. in 2006, and co-founder and Chairman of Ceregene, Inc., a gene therapy company which was acquired by Sangamo Biosciences, Inc. in 2013. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., most recently as Vice President of Clinical Research. Prior to 1983, he was on the staff of the National Cancer Institute. Dr. Sherwin holds a B.A. degree in biology from Yale University and an M.D. degree from Harvard Medical School and is board-certified in internal medicine and medical oncology. He is a fellow of the American College of Physicians and a member of the American Society of Clinical Oncology and the American Association for Cancer Research. Dr. Sherwin is currently a member of the board of directors of Biogen Inc., Neurocrine Biosciences, Inc., Rigel Pharmaceuticals, Inc. and Verastem, Inc. Dr. Sherwin previously served on the board of directors of the Biotechnology Industry Organization Association from 2002 to 2014 and as its Chairman from 2009 to 2011 and also previously served on the President’s Council of Advisors for Science and Technology Working Group on Advancing Innovation in Drug Development and Evaluation. In the past 5 years, Dr. Sherwin was also a member of the board of directors of BioSante Pharmaceuticals, Inc. from 2009 until its merger with ANI Pharmaceuticals in 2013 and Vical, Inc. from 2013 until 2015. Because of his extensive experience holding executive and board positions and knowledge of the biomedical industry, as well as his expertise in clinical oncology, we believe Dr. Sherwin is able to make valuable contributions to our board of directors.

Class II Directors

Continuing in Office Until the 2017 Annual Meeting

Ross Haghighat has served as a member of our Board of Directors since 2009. Mr. Haghighat is the founder, Chairman and Managing Partner of Triton Systems, Inc. Mr. Haghighat has served on the board of Triton Systems, Inc., a product venturing company, where he has also served as its Chief Executive Officer since 2009. Mr. Haghighat has served on the board of directors of Triton Systems, S12 Technologies and FRX Polymers since 2009. Mr. Haghighat holds a Bachelor’s of Science and a Masters in Material Science, Organometallic Chemistry from Rutgers University and a Master of Business Administration from Boston College. Because of his extensive experience in the biotechnology field, we believe Mr. Haghighat will provide valuable contributions to our Board of Directors.

Frank McCormick, Ph.D., F.R.S., D.Sc. (Hon) has served as a member of our Board of Directors since 2010. Dr. McCormick has held the positions of Director of the University of California, San Francisco (“UCSF“) Helen Diller Family Comprehensive Cancer Center, a multidisciplinary research and clinical care organization, since 1997, the position of Associate Dean of the UCSF School of Medicine since 1997 and has been a Fellow of the Royal Society, a society for science, since 1996. Prior to joining the UCSF faculty, Dr. McCormick pursued cancer-related work with several biotechnology firms, including Cetus Corporation as Director of Molecular Biology from 1981 to 1990 and Vice President of Research from 1990 to 1991, and Chiron Corporation as Vice President of Research from 1991 to 1992. In 1992, Dr. McCormick founded Onyx Pharmaceuticals and served as its Chief Scientific Officer until 1996. Dr. McCormick previously served on the Board of Directors of Exelixis, Inc. from 2003 to 2013. Dr. McCormick received his B.Sc. in biochemistry from the University of Birmingham, and his Ph.D. in biochemistry from the University of Cambridge and held postdoctoral fellowships in the U.S. at the State University of New York at Stony Brook and in London at the Imperial Cancer Research Fund. Because of Dr. McCormick’s extensive experience in the biomedical industry, we believe Dr. McCormick is able to make valuable contributions to our Board of Directors.

Class III Directors

Continuing in Office Until the 2018 Annual Meeting

Dr. Gerald Chan has served on our Board of Directors since 2014. Dr. Chan co-founded the Morningside group, a private investment group with venture, private equity and property investments, in 1986. He has served as a member of the Global Advisory Council of the International Society for Stem Cell Research since 2008, the Global Advisory Council of Harvard University since 2012, the Dean’s Board of Advisors of the Harvard School of Public Health since 2011, the advisory boards of the Cold Spring Harbor Conferences Asia since 2008, the Johns Hopkins Nanjing Center since 2004 and the Columbia University Center for Radiological Research since 2010. Dr. Chan also has been a member of the board of directors of Hang Lung Group Limited since 1986. Dr. Chan received his B.S. and M.S. degrees in engineering from the University of California, Los Angeles, and his Master’s degree in medical radiological physics and Doctor of Science degree in radiation biology from Harvard University. He did his post-doctoral training at the Dana-Farber Cancer Institute as a fellow of the Leukemia Society of America. Because of his extensive experience in life science investments, we believe Dr. Chan will make valuable contributions to our Board of Directors.

Stephanie Monaghan O’Brien has served as a member of our Board of Directors since 2011. Ms. O’Brien has been a member of the investment team at Morningside since 1997. She has served as a director for numerous private nonclinical and clinical stage companies developing drugs across a broad spectrum of therapeutic focus, including oncology and immunotherapy, and has extensive experience providing operational and management oversight to venture-backed technology companies. She has also facilitated multiple financings for public and private companies such as Dendreon, BioVex, Stealth Biotherapeutics and Sohu.com. Prior to joining Morningside, Ms. O’Brien spent nine years as a corporate lawyer with Hale and Dorr in the Boston and Washington, D.C. offices, working primarily on public offerings, venture capital finances and start-up companies. She previously worked at Chase Manhattan Bank, working in international portfolio analysis. She received her A.B., cum laude, from Harvard College and her J.D. from New York University School of Law. Because of Ms. O’Brien’s extensive experience serving on boards of directors and governing biotechnology companies, we believe she is able to make valuable contributions to our Board of Directors.

Information Regarding the Board of Directors and Corporate Governance

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that, other than Mr. Isaacs, by virtue of his position as President and Chief Executive Officer, each of the Company’s directors is independent within the meaning of the applicable NASDAQ listing standards.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Company’s Board of Directors is currently chaired by the President and Chief Executive Officer of the Company, Mr. Isaacs. The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. Our corporate governance guidelines provide that one of our independent directors may be designated by the Board to serve as lead independent director. Accordingly, the Board has appointed Ms. O’Brien to serve as the Board’s lead independent director. As lead independent director, Ms. O’Brien: establishes, with the Board Chair, the agenda for regular Board meetings and serves as the chair of Board meetings in the absence of the Board Chair; establishes the agenda for meetings of the independent directors; coordinates with committee chairs regarding meeting agendas and informational requirements; presides over meetings of the independent directors; presides over any portions of meetings of the Board at which evaluation or compensation of the Chief Executive Officer is presented or discussed; presides over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and coordinates the activities of other independent directors and performs such other duties as may be established or delegated by the Board Chair.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.  The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.  The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.  The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.  The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of The Board of Directors

The Board of Directors met ten times during the last fiscal year.  Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.  As required under applicable NASDAQ listing standards, in fiscal 2015, the Company’s independent directors met 10 times in regularly scheduled executive sessions at which only independent directors were present.  Ms. O’Brien, as our lead independent director, presided over the executive sessions.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for fiscal 2015 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Stephen T. Isaacs
Gerald Chan			X*
William M. Greenman	X*		X
Ross Haghighat	X	X
Frank McCormick, Ph.D.			X
Stephanie Monaghan O’Brien	X	X*
Stephen A. Sherwin, M.D.(1)		X
Total meetings in fiscal 2015	4	6	1

*	Committee Chairperson
(1)	Dr. Sherwin joined the Board of Directors in June 2015 and joined the Compensation Committee in February 2016.

Below is a description of each standing committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors is composed of three directors: Mr. Greenman, Mr. Haghighat and Ms. O’Brien.  The chair of our Audit Committee is Mr. Greenman.  The Audit Committee met four times during the fiscal year.  The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.

The Board of Directors has determined that each member of the Audit Committee satisfies the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

In addition, the Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee satisfy the independence standards for audit committee members (as currently defined in Rule 5605(c)(2)(A)(i) of the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Board of Directors has also determined that Mr. Greenman qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Greenman’s level of knowledge and experience based on a number of factors, including the scope of his experience and nature of his employment in the corporate finance sector.

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.  For this purpose, the Audit Committee performs several functions.  The primary functions of the Audit Committee include:

•	reviewing and approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;
•	monitoring the rotation of partners on the engagement team of our independent registered public accounting firm;
•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	considering and approving or disapproving all related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Mr. William M. Greenman
Mr. Ross Haghighat
Ms. Stephanie Monaghan O’Brien

Compensation Committee

The Compensation Committee is composed of three directors: Ms. O’Brien, Mr. Haghighat and Dr. Sherwin.  The chair of our compensation committee is Ms. O’Brien.  The Compensation Committee met six times during the fiscal year.  The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.

Our Board of Directors has determined that each member of the Compensation Committee is independent under NASDAQ listing standards and the rules and regulations of the SEC, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Code.

The functions of the Compensation Committee include:

•

determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the full Board of Directors the compensation of our directors;
•

evaluating and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as reviewing and recommending to our Board of Directors the adoption, modification or termination of our plans and programs;

•	establishing policies with respect to equity compensation arrangements;
•

to the extent required by applicable SEC rules, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis,” when and as required by applicable rules and regulations of the SEC, and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; and
•	conducting an annual assessment of the performance of the Compensation Committee and its members, and the adequacy of its charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets as often as its members deem necessary or appropriate.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Chief Executive Officer.  The Compensation Committee meets regularly in executive session.  However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee.  In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence.

In 2015, the Compensation Committee retained Towers Watson, a national executive compensation consulting firm, because of its reputation and previous experience advising similarly situated companies.  The Compensation Committee requested that Towers Watson establish a compensation peer group; conduct market research and analysis on annual and long-term incentive programs, salaries, and equity plans; assist in developing target grant levels, target bonus levels, and annual salaries for executive officers and other employees; advise the committee on IPO-related compensation matters, such as public company equity plans; provide the committee with advice and ongoing recommendations regarding material executive compensation decisions; and review the director compensation program.  At the request of the Compensation Committee, Towers Watson also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes.  Towers Watson ultimately developed recommendations that were presented to the Compensation Committee for its consideration.  Following an active dialogue with Towers Watson, the Compensation Committee approved the recommendations.

The Compensation Committee is expected to make most of the significant adjustments to annual compensation, determine bonus and equity awards and establish new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee may also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year.  For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer.  In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.  For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Chan, Mr. Greenman and Dr. McCormick. The chair of our Nominating and Corporate Governance Committee is Dr. Chan. The Nominating and Corporate Governance Committee met once during the fiscal year.  The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.

Our Board of Directors has determined that each member of our Nominating and Corporate Governance Committee is independent under NASDAQ listing standards and the rules and regulations of the SEC.

The functions of this committee include:

•	reviewing periodically and evaluating director performance on our Board of Directors and its applicable committees, and recommending to our Board of Directors and management areas for improvement;
•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;
•	reviewing and recommending to our Board of Directors any amendments to our corporate governance policies; and
•	conducting an annual assessment of the performance of the nominating and corporate governance committee and its members, and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address:  626 Bancroft Way, 3C, Berkeley, CA 94710, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders.  Submissions must include (1) the full name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by our Board of Directors, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected), as well as certain information related to any stockholder proposing such nominee.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Stockholder Communications With The Board Of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board.  Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  The Company believes its responsiveness to stockholder communications to the Board has been excellent.  Nevertheless, during the upcoming year, the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

Code of Ethics

The Company has adopted the Aduro Biotech Code of Business Conduct and Ethics that applies to all officers, directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.  We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver of, provisions of our Code of Business Conduct and Ethics by posting such information on our website in the “Investors—Corporate Governance” section.

Corporate Governance Guidelines

In 2015, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management.  The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders.  The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.  The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2013. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain Deloitte & Touche LLP or another firm.  Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP.

Independent Registered Public Accounting Firm Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and 2014, by Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended
	2015	2014
	(in thousands)
Audit Fees(1)	$1,443,616	$1,335,770
Audit-related Fees(2)	102,000	—
Tax Fees(3)	54,450	—
All Other Fees (specifically describe all other fees incurred)	—	—
Total Fees	$1,600,066	$1,335,770

(1)

“Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Registration Statement on Form S-1 filed with the SEC in connection with our initial public offering, review of our quarterly financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

“Audit-related fees” consist of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category.

(3)	“Tax Fees” consist of international and domestic tax studies, consulting and planning.

All fees described above were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures set forth below.

In connection with the audit of the 2015 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.  That agreement is subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2016 by: (i) each of our directors and named executive officers; (ii) all executive officers and directors of the Company as a group; and (iii) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2016. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to options and warrants currently exercisable or exercisable within 60 days of March 31, 2016, is deemed to be outstanding for computing the percentage ownership of the person holding these options or warrants and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Our calculation of the percentage of beneficial ownership is based on 64,559,772 shares of our common stock outstanding at March 31, 2016. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Aduro Biotech, Inc., 626 Bancroft Way, 3C, Berkeley, California 94710.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Morningside Venture (VI) Investments Limited and Ultimate Keen Limited(2)	25,408,031	39.4%
John E. and Lois A. Rogers(3)	5,804,712	9.0%
FMR LLC(4)	6,089,062	9.4%
Johnson & Johnson Innovation-JJDC, Inc.(5)	3,906,207	6.1%
Named Executive Officers and Directors:
Stephen T. Isaacs (6)	2,186,995	3.3%
Gregory W. Schafer (7)	393,941	*
Thomas W. Dubensky, Jr. (8)	517,577	*
Gerald Chan(9)	32,000	*
Stephanie Monaghan O’Brien(10)	112,855	*
William M. Greenman(11)	86,153	*
Ross Haghighat(12)	136,667	*
Frank McCormick(13)	85,537	*
Stephen A. Sherwin(14)	46,380	*
All executive officers and directors as a group (12 persons) (15)	4,258,027	6.5%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC.
(2)

Consists of (a) 19,805,532 shares held by Morningside Venture (VI) Investments Limited (“MVIL”) and (b) 5,602,499 shares held by Ultimate Keen Limited (“UKL“), which were acquired from MVIL. Yuk Lan Wong and Louise Mary Garbarino, the directors of MVIL, share voting and dispositive control over the shares held by MVIL. The address of MVIL is 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco. Raymond Long Sing Tang and Jill Marie Franklin, the directors of UKL share voting and dispositive control over the shares held by UKL. The address of UKL is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(3)	Consists of 5,804,712 shares held by John E. Rogers and Lois A. Rogers, JTWROS. The address for John E. and Lois A. Rogers is 5110 North 40th Street, Suite 234, Phoenix, Arizona 85018.
(4)

This information is based solely upon a Schedule 13G/A filed jointly with the SEC by FMR LLC and Abigail P. Johnson on February 12, 2016. The Schedule 13G/A reports that FMR LLC and Abigail P. Johnson have shared voting and dispositive control over the shares, and that Abigail P. Johnson is a director, the vice chairman, the chief executive officer and the president of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)

This information is based solely upon a Schedule 13G/A filed jointly with the SEC by Johnson & Johnson Innovation-JJDC, Inc. (“JJDC”) and Johnson & Johnson (“J&J”) on February 12, 2016. The Schedule 13G/A reports that J&J and JJDC have shared voting and dispositive control over the shares, and that JJDC is a wholly-owned subsidiary of J&J. The securities reported as being held by J&J and JJDC are directly beneficially owned by JJDC. J&J may be deemed to indirectly beneficially own the securities that are directly beneficially owned by JJDC. The address of JJDC is 410 George Street, New Brunswick, NJ 08901.

(6)

Consists of (a) 10,000 shares held by Mr. Isaacs, (b) 121,657 shares held by the Isaacs Family Trust and (c) 2,055,338 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2016.

(7)

Consists of (a) 49,279 shares held by Mr. Schafer, (b) 341,345 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2016, and (c) 3,317 shares issuable upon the exercise of a warrant.

(8)	Consists of 517,577 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2016.
(9)	Consists of 32,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2016.
(10)	Consists of (a) 1,700 shares held by Ms. O’Brien, and (b) 111,155 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2016.
(11)	Consists of 86,153 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2016.
(12)	Consists of (a) 14,762 shares and (b) 121,905 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2016.
(13)	Consists of 85,537 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2016.
(14)	Consists of (a) 36,300 shares held by Dr. Sherwin and (b) 10,080 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2016.
(15)

Includes 4,001,232 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2016 and 3,317 shares issuable upon the exercise of warrants held by the directors and executive officers.

Executive Officers

The following table sets forth certain information with respect to our executive officers as of April 15, 2016.  Biographical information with regard to Mr. Isaacs is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
Stephen T. Isaacs	67	Chairman of the Board, President and Chief Executive Officer
Gregory W. Schafer	51	Chief Operating Officer
Thomas W. Dubensky, Jr., Ph.D.	58	Chief Scientific Officer
Blaine Templeman	50	Executive Vice President, Secretary and General Counsel
Dirk G. Brockstedt, Ph.D.	47	Executive Vice President, Research and Development
Jennifer Lew	43	Senior Vice President, Finance

Gregory W. Schafer has served as our Chief Operating Officer since July 2013. He served as Chief Financial Officer of Jennerex, Inc., a private biotechnology company, from June 2010 until July 2013, where he was responsible for finance, accounting, planning, investor relations and treasury functions. Prior to Jennerex, he served as Chief Financial Officer of Onyx Pharmaceuticals, Inc., a public biotechnology company, from April 2006 until January 2009, where he was responsible for finance, accounting, risk management and strategic and operational planning. Before joining Onyx, he served as Chief Financial Officer and Vice President of finance for IntraBiotics Pharmaceuticals and Cerus Corporation, both biotechnology companies. Prior to Cerus, Mr. Schafer worked as a management consultant for Deloitte & Touche LLP. Mr. Schafer also serves on the board of directors for Capricor, Inc., a public biotechnology company. He received his M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles and a B.S.E. in mechanical engineering from the University of Pennsylvania.

Thomas W. Dubensky, Jr., Ph.D. has served as our Chief Scientific Officer since September 2011. From 2009 to 2011, Dr. Dubensky served as Chief Scientific Officer of Immune Design Corp., a biotechnology company, where he was responsible for overseeing the development of immune therapies based on proprietary molecularly defined adjuvants and dendritic cell targeting vaccine platforms. He was a co-founder and Chief Scientific Officer of Anza Therapeutics, Inc., a biotechnology company which was spun out from Cerus Corporation in 2007, where he served as the Vice President of Research beginning in 2002. At Cerus and at Anza, he helped to develop vaccine platforms based on attenuated strains of Listeria monocytogenes, which serve as the technology basis for Aduro. Previously, Dr. Dubensky developed vaccine platforms based on alphaviruses, adenoviruses, retroviruses/lentiviruses and plasmid DNA in positions of increasing responsibility at Viagene Biotech, Inc., Chiron Corporation and Onyx Pharmaceuticals, Inc., all biotechnology companies. Dr. Dubensky has co-authored more than 70 scientific papers and is an inventor on more than 30 issued U.S. patents and multiple pending applications. Dr. Dubensky received his B.A. in Bacteriology and Immunology from the University of California, Berkeley; he earned his Ph.D. at the University of Colorado Health Sciences Center; and he was a post-doctoral fellow at Harvard Medical School in the Department of Pathology.

Blaine Templeman has served as Executive Vice President, Secretary and General Counsel since September 2015. Prior to joining us, Mr. Templeman was a corporate and intellectual property partner at Arnold & Porter LLP, a multinational law firm, where he counseled U.S. and international clients on the protection, development and commercialization of their products, intellectual property portfolios, contract manufacturing, clinical trials, research and outsourcing. Prior to joining Arnold & Porter LLP in 2014, Mr. Templeman served as a partner at Sheppard, Mullin, Richter & Hampton LLP, a multinational law firm, since 2008. Mr. Templeman holds a J.D. from New York University and a B.S. from Oral Roberts University.

Dirk G. Brockstedt, Ph.D. joined us in April 2009 and has served as our Executive Vice President of Research and Development since March 2016. Prior to joining us, Dr. Brockstedt held various positions in the immunology department of Cerus Corporation since joining that company in 2002 and served as Cerus Corporation’s Director, Immunology from 2006 to 2007. He was the third employee in the original Immunotherapy group at Cerus Corporation. Prior to Cerus Corporation, he was a scientist at Aventis in the Immunotherapy and Anti-Angiogenesis group from 1999 until 2002, developing novel therapies against cancer. Dr. Brockstedt has co-authored 36 scientific papers and is a named inventor on five issued patents and several pending applications. Dr. Brockstedt holds a Diploma/Masters of Science in Microbiology from the University of Kiel; he earned his Ph.D. from the University of Kiel and Stanford University, and he was a post-doctoral fellow at the Stanford School of Medicine in the department of Pathology.

Jennifer Lew joined us in October 2013 and has served as our Senior Vice President of Finance since January 2015. Prior to joining us, Ms. Lew held various roles at Dynavax Technologies Corporation, a biopharmaceutical company, from 2004 to October 2013, most recently as Vice President of Finance and Principal Accounting Officer, where she oversaw accounting and finance operations. Prior to joining Dynavax, Ms. Lew held positions as Assistant Controller and Director of Finance at QRS Corporation, a publicly-held technology company, from 2000 to 2004. Ms. Lew was a member of the audit practice at Ernst & Young from 1994 to 1999. She earned a B.A. in Economics/Accounting and Government from Claremont McKenna College and is a Certified Public Accountant (inactive status).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied, except that five reports covering an aggregate of five transactions involving our non-employee directors were reported late on Form 4/As filed on June 26, 2015.

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by the executive officers listed below during the years ended December 31, 2015 and December 31, 2014. As an emerging growth company, we comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These three officers are referred to as our named executive officers.

		Salary	Bonus	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)
Stephen T. Isaacs	2015	550,000	400,000	1,783,935	275,000	—	3,008,935
Chairman of the Board, President and Chief Executive Officer	2014	402,500	484,100	609,380	—	6,146	1,502,126

Gregory W. Schafer	2015	400,000	240,000	629,732	160,000	—	1,429,732
Chief Operating Officer	2014	318,000	267,900	168,673	—	46	754,619

Thomas W. Dubensky, Jr., Ph.D.	2015	385,000	210,000	1,419,922	154,000	—	2,168,922
Chief Scientific Officer	2014	319,545	265,350	119,043	—	3,391	707,329

(1)

Amounts reported in this column for 2015 represent discretionary bonuses approved in March 2015 by the Compensation Committee.  Amounts reported in this column for 2014 represent discretionary annual cash bonuses based on a target percentage of salary and discretionary bonuses for extraordinary performance in 2014 as awarded by the Board of Directors.

(2)

The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in the notes to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(3)	The amounts in the “Non-Equity Incentive Plan Compensation” column reflect annual performance based cash bonuses earned for 2015 performance.

Outstanding Equity Awards at December 31, 2015

The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2015.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Stephen T. Isaacs	3/28/2008		204	—	$19.59	5/15/2016
	3/28/2008		7,158	—	$19.59	2/12/2017
	3/28/2008		2,126	—	$34.31	2/12/2018
	3/28/2008		1,063	—	$68.45	2/12/2018
	10/24/2011		996,517	—	$0.52	10/24/2021
	11/9/2012		317,395	—	$0.45	3/18/2020
	11/27/2013		51,843	—	$0.82	11/26/2023
	7/31/2014	(1)	319,029	581,762	$1.00	7/30/2024
	1/10/2015	(1)	238,903	803,584	$1.45	1/9/2025
	12/10/2015	(1)	—	37,250	$30.16	12/9/2025
Gregory W. Schafer	11/27/2013	(2)	170,052	111,415	$0.82	11/26/2023
	7/31/2014	(1)	88,483	161,356	$1.00	7/30/2024
	1/10/2015	(1)	76,246	256,466	$1.45	1/9/2025
	12/10/2015	(1)	—	15,000	$30.16	12/9/2025
Thomas W. Dubensky Jr., Ph.D.	10/24/2011		337,863	—	$0.52	10/23/2021
	11/9/2012		3,649	—	$0.45	3/18/2020
	11/27/2013		13,474	—	$0.82	11/26/2023
	7/31/2014	(1)	62,449	113,879	$1.00	7/30/2024
	1/10/2015	(1)	76,245	256,466	$1.45	1/9/2025
	3/10/2015	(1)	28,484	123,435	$7.45	3/9/2025
	12/10/2015	(1)	—	15,000	$30.16	12/9/2025

(1)	The option vests as to 1/48 of the shares in monthly installments measured from the vesting commencement date.
(2)	Twenty-five percent of the shares subject to the option vested on the first anniversary of the vesting commencement date, and the remainder vests in 36 equal monthly installments thereafter.

Executive Employment Arrangements and Potential Payments Upon Termination or Change in Control

We entered into an employment agreement with Stephen Isaacs, our Chairman of the Board, President and Chief Executive Officer, in February 2010, which was subsequently amended in July 2014. Mr. Isaacs is employed “at will,” which means that he has no definitive term of employment. Mr. Isaacs’ current annual base salary for 2016 is $572,000, and his current annual target bonus is 55% of his annual base salary. If Mr. Isaacs is terminated by us without just cause and not due to his permanent disability, or if he terminates his employment for good reason, he will receive a lump sum payment equal to one year of his base salary and a lump sum payment equal to the product of his target bonus for the year in which his termination occurs multiplied by a percentage equal to the quotient of the number of days that lapsed in the year of termination divided by 365 (366 if a leap year), we will pay all applicable COBRA payments for up to 12 months, and the unvested portion of all of his equity awards will become vested and exercisable on an accelerated basis as if the termination had occurred 12 months after the termination date, subject to Mr. Isaacs’ timely execution and the effectiveness of a release of claims against us. Additionally, upon the occurrence of a change in control, any and all of Mr. Isaacs’ unvested equity awards will immediately vest in full. Mr. Isaacs also entered into our standard proprietary information and inventions agreement.

We entered into an offer letter agreement with Gregory Schafer, our Chief Operating Officer, in April 2013. Mr. Schafer is employed “at will,” which means that he has no definitive term of employment. Mr. Schafer’s current annual base salary for 2016 is $416,000, and his current annual target bonus is 40% of his annual base salary. Mr. Schafer’s offer letter also provided certain severance benefits, which were replaced in July 2014, when we entered into a severance agreement with Mr. Schafer. The offer letter agreement was subject to execution of our standard proprietary information and inventions agreement. The severance agreement provides that if Mr. Schafer is terminated by us without cause, and not due to his death or disability, or terminates his employment for good reason, each a qualifying termination, he will continue to receive his base salary for a period of six months following the termination date, we will pay applicable COBRA payments for a period of up to six months following the termination date, he will receive a lump sum payment equal to the product of his target bonus for the year in which his termination occurs multiplied by a percentage equal to the quotient of the number of days that lapsed in the year of termination divided by 365 (366 if a leap year), and the unvested portion of all of his equity awards will become vested and exercisable on an accelerated basis as if the termination had occurred six months after the termination date, subject to Mr. Schafer’s timely execution and the effectiveness of a release of all claims against us. If Mr. Schafer’s qualifying termination occurs during the time period beginning on the closing date of a change in control and ending on the first anniversary of such change in control, then the unvested portion of all of his equity awards shall become vested and exercisable on the qualifying termination date.

We entered into an offer letter agreement with Thomas W. Dubensky, Jr., Ph.D., our Chief Scientific Officer, in September 2011. Dr. Dubensky is employed “at will,” which means that he has no definitive term of employment.  Dr. Dubensky’s current annual base salary for 2016 is $400,000, and his current annual target bonus is 40% of his annual base salary.  The offer letter agreement was subject to execution of our standard proprietary information and inventions agreement.  In July 2014, we entered into a severance agreement with Dr. Dubensky. The severance agreement provides that if Dr. Dubensky is terminated by us without cause, and not due to his death or disability, or terminates his employment for good reason, each a qualifying termination, he will continue to receive his base salary for a period of six months following the termination date, we will pay applicable COBRA payments for a period of up to six months following the termination date, he will receive a lump sum payment equal to the product of his target bonus for the year in which his termination occurs multiplied by a percentage equal to the quotient of the number of days that lapsed in the year of termination divided by 365 (366 if a leap year), and the unvested portion of all of his equity awards will become vested and exercisable on an accelerated basis as if the termination had occurred six months after the termination date, subject to Dr. Dubensky’s timely execution and the effectiveness of a release of all claims against us.  If Dr. Dubensky’s qualifying termination occurs during the time period beginning on the closing date of a change in control and ending on the first anniversary of such change in control, then the unvested portion of all of his equity awards shall become vested and exercisable on the qualifying termination date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining for Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	9,931,229	$5.29	5,490,698	(2)(3)(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	9,931,229	$5.29	5,490,698

(1)

Includes securities issuable under the Oncologic, Inc. 2000 Long-Term Incentive Plan (the “2000 Plan”), the Triton BioSystems, Inc. 2001 Equity Incentive Plan ( the “2001 Plan”), our 2009 Stock Incentive Plan (the “2009 Plan”), our 2015 Equity Incentive Plan (the “2015 Plan”) and our 2015 Employee Stock Purchase Plan (the “ESPP”).

(2)

Includes 4,810,271 and 680,427 shares of common stock available for issuance under the 2015 Plan and the ESPP, respectively, as of December 31, 2015. No shares are available for issuance under the 2000 Plan, the 2001 Plan or the 2009 Plan. Shares under the 2009 Plan that expire, terminate or are forfeited prior to exercise or settlement automatically become available for issuance under the 2015 Plan.

(3)

The number of shares of common stock reserved for issuance pursuant to equity awards under the 2015 Plan will automatically  increase January 1 of each year for a period of up to ten years, commencing on January 1, 2016 and continuing through and including January 1, 2025 by the lesser of (i) the amount equal to 4% of the number of shares issued and outstanding on December 31 immediately prior to the date of increase or (ii) such lower number of shares as may be determined by the Board of Directors.

(4)

The number of shares of common stock reserved for issuance under the ESPP will increase January 1 of each year for a period of up to ten years commencing January 1, 2016 and continuing through and including January 1, 2025 by the lesser of (i) a number of shares equal to 1% of the total number of outstanding shares of common stock on December 31 immediately prior to the date of increase; (ii) 1,080,000 shares or (iii) such number of shares as may be determined by the Board of Directors.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation subject to applicable annual Code limits. The 401(k) plan permits participants to make both pre-tax and certain after-tax (Roth) deferral contributions. These contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. Currently, we do not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be exempt under Section 501(a) of the Code. As a tax qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits us from limiting the liability of our directors for the following:

•	any breach of a director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which a director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of nonmonetary relief, remain available under Delaware law. It also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these certificate of incorporation and bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Non-Employee Director Compensation

The following table shows for the fiscal year ended December 31, 2015 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Gerald Chan(2)	$43,000	$208,724	$251,724
William M. Greenman(3)	$54,000	$417,448	$471,448
Ross Haghighat(4)	$47,500	$678,353	$725,853
Frank McCormick, Ph.D.(5)	$39,000	$313,086	$352,086
Stephanie Monaghan O’Brien(6)	$52,500	$678,353	$730,853
Stephen A. Sherwin, M.D.(7)	$35,000	$323,375	$374,030

(1)

The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in the notes to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	Dr. Chan had 48,800 options outstanding as of December 31, 2015, of which 24,000 were vested.
(3)	Mr. Greenman had 86,153 options outstanding as of December 31, 2015, of which 76,153 were vested.
(4)	Mr. Haghighat had 121,905 options outstanding as of December 31, 2015, of which 105,655 were vested.
(5)	Dr. McCormick had 85,537 options outstanding as of December 31, 2015, of which 78,037 were vested.
(6)	Ms. O’Brien had 111,155 options outstanding as of December 31, 2015, of which 94,905 were vested.
(7)

Dr. Sherwin had 15,000 options outstanding as of December 31, 2015, of which none were vested. During 2015, Dr. Sherwin also received compensation for providing scientific and clinical advice to the company in the amount of $70,000 and an option to purchase 10,440 shares prior to joining the Board in June 2015.

Our Board of Directors has adopted a non-employee director compensation policy, which became effective upon the closing of our initial public offering in April 2015. Pursuant to this policy, we compensate our non-employee directors with a combination of cash and equity. The annual cash compensation contained in this policy, set forth below, is payable in equal quarterly installments, in arrears following the end of each quarter in which service occurred, prorated for any months of partial service.

•	Annual Board Service Retainer:
o	Non-employee directors other than the non-executive chairperson: $35,000
o	Non-executive chairperson: $60,000
•	Annual Committee Service Retainer (Chair):
o	Chair of the Audit Committee: $15,000
o	Chair of the Compensation Committee: $10,000
o	Chair of the Nominating and Corporate Governance Committee: $8,000
•	Annual Committee Service Retainer (Non-Chair):
o	Audit Committee: $7,500
o	Compensation Committee: $5,000
o	Nominating and Corporate Governance Committee: $4,000

Our non-employee director compensation policy also provides for equity compensation to each non-employee director as follows:

•	Initial Grant: At the time he or she joins our board of directors, each new non-employee director will receive an initial stock option grant to purchase 15,000 shares of our common stock.
•	Annual Grant: Each non-employee director will also be granted an option to purchase 13,000 shares of our common stock on the date of each annual meeting of stockholders.

All options granted to our non-employee directors under the policy will vest in full upon the completion of a change in control.

Transactions With Related Persons

Related-Person Transactions policy and Procedures

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Relationships and Related-Person Transactions

The following is a summary of transactions since January 1, 2015 in which we have participated in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Series E Preferred Stock Financing

In March 2015, we issued and sold an aggregate of 2,361,029 shares of our Series E convertible preferred stock for $10.59 per share, for aggregate consideration of approximately $25.0 million, to Novartis Institutes for BioMedical Research, Inc.  Such shares of Series E convertible preferred stock converted into 1,699,940 shares of common stock at the completion of our initial public offering.  Novartis Institutes for BioMedical Research purchased an additional $25.0 million of shares of our common stock concurrently with the completion of our initial public offering at the initial price per share offered to the public.

Participation in our Initial Public Offering

Certain of our directors, executive officers and holders of more than 5% of our capital stock, or their affiliates, purchased an aggregate of 3,809,896 shares of our common stock in our initial public offering. The shares were offered and sold on the same terms as the other shares offered and sold to the public.

Amended and Restated Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement that provides holders of common stock issued upon conversion of our convertible preferred stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Voting Agreement

Prior to our initial public offering, we were party to an amended and restated voting agreement with certain holders of our common stock and preferred stock, including certain of our named executive officers and directors and entities with which certain of our directors are affiliated, with respect to the election of our directors and certain other matters. The amended and restated voting agreement terminated upon the closing of our initial public offering and none of our stockholders have any special rights regarding the election or designation of members of our Board of Directors.

Right of First Refusal and Co-Sale Agreement

Prior to our initial public offering, we were a party to an amended and rested right of first refusal and co-sale agreement with certain holders of our common stock and preferred stock, including certain of our named executive officers and directors and entities with which certain of our directors are affiliated. This agreement provided the holders of preferred stock a right of purchase and a right of co-sale in respect of sales of securities by certain holders of our common stock and preferred stock. These rights of purchase and co-sale were terminated upon the closing of our initial public offering.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Aduro stockholders will be “householding” the Company’s proxy materials.  A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Aduro.  Direct your written request to Aduro Biotech, Inc., Investor Relations, 626 Bancroft Way, 3C, Berkeley, CA 94710 or contact Investor Relations at 510-848-4400.  Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Blaine Templeman
Executive Vice President, General Counsel and Secretary

April 28, 2016

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is available on our website under the “Investors” section.  Additionally, we will provide a copy of our Annual Report on Form 10-K without charge upon written request to: Corporate Secretary, Aduro Biotech, Inc., 626 Bancroft Way, 3C, Berkeley, CA 94710.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 626 BANCROFT WAY SUITE 3C BERKELEY, CA 94710-2224  E10492-P78654 ADURO BIOTECH, INC. Withhold All For All For All  Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Stephen T. Isaacs 02) William M. Greenman 03) Stephen A. Sherwin, M.D. For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 2. To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016. NOTE: To conduct any other business properly brought before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on Thursday, June 9, 2016 at 8:30 a.m. local time at 626 Bancroft Way, Suite 3C, Berkeley, CA 94710. The proxy statement and annual report to stockholders are available electronically at www.proxyvote.com. E10493-P78654 ADURO BIOTECH, INC. 626 Bancroft Way, Suite 3C, Berkeley, CA 94710 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On June 9, 2016 The undersigned hereby appoints Stephen T. Isaacs, Chairman of the Board, President and Chief Executive Officer, and  Gregory W. Schafer, Chief Operating Officer, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent the undersigned at the Annual Meeting of Stockholders of Aduro Biotech, Inc. to be held on Thursday, June 9, 2016 at 8:30 a.m. local time at the company's office at 626 Bancroft Way, Suite 3C, Berkeley, California, and at any postponement or adjournment thereof, and to vote all shares of common stock of Aduro Biotech, Inc. that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. THE PROXY WILL BE VOTED AS DIRECTED OR, IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Continued and to be signed on reverse side